UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

August 22, 2011

ATMEL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-19032	77-0051991
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2325 Orchard Parkway

San Jose, CA 95131

(Address of principal executive offices, including zip code)

(408) 441-0311

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On August 22, 2011, Atmel Corporation (the “Company”) entered into an Agreement of Sale and Purchase (the “Real Estate Sale Agreement”) with Ellis Partners LLC, as subsequently assigned to BEP Orchard Investors LLC (the “Purchaser”), to sell its principal executive offices (the “Property”) located in San Jose, California, for an aggregate purchase price of $48,500,000.  The Property consists of an approximately 291,000 square foot office building located at 2325 Orchard Parkway, and associated land, including the parcel on which the building is located.  The sale of the Property to the Purchaser is expected to close on or about August 30, 2011, with all contingencies having been removed upon execution of the Real Estate Sale Agreement and a non-refundable deposit in the amount of $7,000,000 having been made by Purchaser on August 23, 2011.  In connection with the sale, the Company is also entering into a Leaseback Agreement (the “Orchard Parkway Lease Agreement”), under which the Company intends to lease back the premises for an initial term of seven months, with two additional three month options after the initial term.  The Company has negotiated, and expects to enter into, a new long-term lease for an office building in San Jose, California to serve as its new corporate headquarters.  The Company expects to occupy its new corporate headquarters in the Spring of 2012, prior to the expiration of the Orchard Parkway Lease Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATMEL CORPORATION

Date: August 26, 2011	By:	/s/ Stephen Cumming
Stephen Cumming
Vice President Finance and Chief Financial Officer